EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
IAS Energy, Inc.

We consent to the incorporation by reference in the Registration Statement Form S-8 of our report dated July 11, 2007 relating to the balance sheet of IAS Energy, Inc. as at April 30, 2007 and the related statements of operations, stockholders’ equity (deficit) and cash flows for the year then ended and the cumulative total for the development stage of operations from May 1, 2006 (date of inception of oil and gas operations) through April 30, 2007.

“Smythe Ratcliffe LLP” (signed)

Chartered Accountants

Vancouver, British Columbia
November 9, 2007

7th Floor, Marine Building 355 Burrard Street, Vancouver, BC Canada V6C 2G8	Fax: Telephone: Web:	604.688.4675 604.687.1231 SmytheRatcliffe.com